EXHIBIT 99.1

For:	Duane Reade Inc.
Approved By:	John K. Henry (212) 273-5746 SVP—Chief Financial Officer
Contact:	Cara O'Brien/Athan Dounis Press: Laura Novak (212) 850-5600 FD Morgen-Walke

FOR IMMEDIATE RELEASE

DUANE READE INC. PROVIDES GUIDANCE FOR FOURTH QUARTER 2002/FISCAL 2003
Company Estimates Fourth Quarter Diluted EPS Will Range Between $0.38 and $0.41
Fiscal 2003 Diluted EPS Projected to Range Between $1.40 and $1.50

        New York, New York, January 21, 2003—Duane Reade Inc. (NYSE: DRD) today provided sales and earnings guidance for the fourth quarter of fiscal 2002 and the full year 2003.

FOURTH QUARTER 2002

        The Company expects to report fourth quarter sales of approximately $331.1 million, up 10.3% versus the same quarter last year. Pharmacy sales increased 12.8% and represented 42.0% of total sales for the quarter compared to 41.1% last year. Same-store sales increased 3.8%, which includes increases of 8.0% and 0.8% in pharmacy and front-end, respectively. Pharmacy same-store sales growth was adversely impacted by an increased proportion of more profitable generic prescriptions which averaged 40.1% of total prescriptions dispensed compared to 33.9% in the previous year. Excluding the impact of the higher generic substitution rate in the current quarter, the pharmacy same-store sales increase would have been approximately 14.0%.

        The Company currently anticipates that diluted earnings per share for the fourth quarter will range between $0.38 and $0.41. It is important to note that this preliminary estimate is unaudited and may change. This estimate includes an extraordinary gain of approximately $0.05 per share related to the retirement of debt, partially offset by higher than usual legal expenses of approximately $0.03, of which a significant portion is attributable to a real estate related dispute. The Company expects to report an effective tax rate of 30.0% for the quarter, bringing the full year effective tax rate to 37.4%, which is in line with our go forward expectations.

        Based on the expected results for the fourth quarter, the Company anticipates full year sales will total $1.274 billion, representing an 11.4% increase over fiscal 2001. Annual earnings per diluted share is expected to range between $1.28 and $1.31, an increase of approximately 7% to 9% over fiscal 2001.

        Anthony J. Cuti, Chairman of the Board and Chief Executive Officer, commented, "We are pleased that our fourth quarter front-end and pharmacy sales performance was among the industry leaders and that the Company's market share continues to expand. During the fourth quarter, we experienced lower front-end holiday sales primarily as a result of a generally weak economy and this dampened fourth quarter gross margin and earnings potential. Nevertheless, the Company's fiscal condition continued to improve as total debt was reduced by $18.5 million and we ended the quarter with no outstanding revolver borrowings."

FISCAL 2003 GUIDANCE

        For fiscal 2003, the Company anticipates sales in the range of $1.440 billion to $1.490 billion, with same-store sales growth between 5% and 7%. Pharmacy same-store sales growth is projected to range between 11.0% and 13.0%. Front-end same-store sales growth is projected to range between 0.5% and 1.5%, reflecting a projected continuation of current economic conditions. Earnings per diluted share for the year is expected to range between $1.40 and $1.50. This guidance does not include any future business interruption insurance recoveries.

        These estimates reflect the addition of 17 to 22 new stores during 2003, including three carryover stores originally planned to open in December last year. Capital spending is planned to be approximately $40 to $45 million to grow the business, renovate select stores, and enhance productivity. The planned store growth reflects a commitment to a capital spending program that will not increase the Company's leverage.

        Mr. Cuti concluded, "Our guidance anticipates a continuation of the flat consumer demand associated with the current economy. During 2003 we will work to improve our core market position, continue to leverage our strong market share, and strengthen our balance sheet through improvements in productivity. Most importantly, we remain confident that Duane Reade's unique and leading position in the world's largest market provides the basis for strong performance in the coming year and beyond."

        The Company intends to release its full fourth quarter and year-end results as well as provide a detailed outlook for 2003 before the market opens on Thursday, February 20, 2003, followed by a conference call at 9 a.m. Eastern Time.

        Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, hosiery, greeting cards, photo supplies and photo finishing. As of December 28, 2002, the Company operated 228 stores. Duane Reade maintains a website at http://www.duanereade.com.

        Except for historical information contained herein, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the drugstore industry in general and in the Company's specific market area, inflation, changes in costs of goods and services and economic conditions in general and in the Company's specific market area. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

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